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                                                                    EXHIBIT 99.5

FOR IMMEDIATE RELEASE


Berkshire Hathaway Inc.                       General Re Corporation
1440 Kiewit Plaza                             Financial Centre
Omaha, NE 68131                               Stamford, Connecticut 06904

              BERKSHIRE HATHAWAY INC. AND GENERAL RE CORPORATION
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                                 CLOSE MERGER
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Omaha, Nebraska and Stamford, Connecticut, December 21, 1998 -- Berkshire
Hathaway Inc. (NYSE:BRK.A and BRK.B) and General Re Corporation (NYSE:GRN) announced today that their previously announced planned merger has closed and will become effective at 11:59 p.m. Eastern time today. Accordingly, shares of General Re will no longer trade on the New York Stock Exchange.

Under the terms of the merger agreement, each General Re shareholder will have the option to elect to receive either 0.0035 Class A shares or 0.105 Class B shares of Berkshire for each share of General Re common stock. Election forms are expected to be sent during the week of December 28, 1998 to all General Re shareholders of record as of December 21, 1998. Any General Re shareholder not making an election by March 1, 1999 will receive Berkshire Class B shares.

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Berkshire is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries.

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General Re Corporation is a holding company for global reinsurance and related risk management operations. It owns General Reinsurance Corporation and National Reinsurance Corporation, the largest professional property/casualty reinsurance group domiciled in the United States, and also holds a controlling interest in Kolnische Ruckversicherungs-Gesellschaft AG (Cologne Re), a major international reinsurer. Together, General Re and Cologne Re transact reinsurance business as "General & Cologne Re".

In addition, General Re writes excess and surplus lines insurance through General Star Management Company, provides alternative risk solutions through Genesis Underwriting Management Company, provides reinsurance brokerage services through Herbert Clough, Inc., manages aviation insurance risks through United States Aviation Underwriters, Inc., and acts as a business development consultant and reinsurance intermediary through Ardent Risk Services, Inc. General Re also operates as a dealer in the swap and derivatives market through General Re Financial Products Corporation, and provides specialized investment services to the insurance industry through General Re-New England Asset Management, Inc.

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For additional information, please contact:

Berkshire Hathaway Inc.                            General Re Corporation
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Marc Hamburg 402-346-1400                          Deborah Nelson 203-328-6448